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                                                                    Exhibit 21.1

                                                  Subsidiaries of the Registrant


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Name of Subsidiary                               Jurisdiction
-------------------                              ------------
Monarch Pharmaceuticals, Inc.                     Tennessee

Parkedale Pharmaceuticals, Inc.                   Michigan

King Pharmaceuticals, of Nevada, Inc.             Nevada

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